Exhibit 99.2

PRESS RELEASE

DOLLAR TREE STORES, INC.

APPOINTS MARY ANNE CITRINO

AS A NEW INDEPENDENT DIRECTOR

CHESAPEAKE, Va. – August 4, 2005 – Macon F. Brock, Jr., Chairman of the Board of Dollar Tree Stores, Inc. (NASDAQ: DLTR), announced that Mary Anne Citrino has been appointed to its Board of Directors.

Ms. Citrino currently serves as a Senior Managing Director, Corporate Advisory Services Group, at the New York-based investment and advisory firm, The Blackstone Group. Before joining Blackstone in 2004, Ms. Citrino spent more than 20 years advising clients at Morgan Stanley, filling roles which include Global Head of the Consumer Products Investment Banking Group and, prior to that, Co-Head of Health Care Services Investment Banking. Ms. Citrino received a BA in Economics from Princeton University, Phi Beta Kappa, and received her MBA from Harvard Business School as a George F. Baker scholar.

Ms. Citrino’s appointment brings the size of Dollar Tree’s Board to eleven.

“The Board is excited to welcome a person of Mary Anne’s character, professional caliber and expertise,” Brock commented. “She has a strong business education and a great record in a variety of business dealings, and we look forward to her contributions in the Board room. She will bring a fresh perspective and new insights to Dollar Tree’s continuing growth story.”

Dollar Tree Stores, Inc. is the nation’s leading $1.00 discount variety store chain, offering a vast array of products including housewares, seasonal goods, food, toys, party goods, personal accessories, books, candles and more. The company operates 2,856 stores in 48 states as of July 30, 2005.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Kent Kleeberger, 757/321-5000
www.DollarTree.com